EXHIBIT 99.1


                      WORLDCOM GAINS SETTLEMENT WITH SEC

Clinton, Miss., November 26, 2002 - WorldCom, Inc., today announced it has consented to entry of a permanent injunction that will resolve claims brought in the Securities and Exchange Commission's civil lawsuit regarding WorldCom's past accounting practices.

"This settlement is a significant milestone in WorldCom's restructuring efforts," said John W. Sidgmore, WorldCom president and CEO. "Resolution of this litigation enables our company to move even more confidently toward a successful conclusion of the company's financial restructuring."

Under the permanent injunction entered by the U.S. District Court for the Southern District of New York, the company neither admits nor denies the commission's allegations and agrees to the following:

    o   not to violate securities laws in the future;
    o to provide reasonable training and education to its senior operational officers and financial reporting personnel to minimize the possibility of future violations;
    o to retain a consultant to review the effectiveness of WorldCom's material internal accounting control structure and policies; and
    o that the Corporate Monitor in the case will review the adequacy and effectiveness of WorldCom's corporate governance and ethics policies.

WorldCom further agrees that either the SEC or the court may in the future seek a civil penalty to be paid by WorldCom or further equitable relief or sanctions.

"The requirements of this agreement are squarely in line with steps we are already taking to restore public confidence in WorldCom," said Sidgmore. "Our agreement with the SEC provides additional assurance that WorldCom's plan to emerge from bankruptcy remains on schedule."

ABOUT WORLDCOM

WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-


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inclusive local and long-distance offering to consumers for one fixed monthly price. For more information, go to http://www.worldcom.com.







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